Summary Translation	Exhibit 4.32

Loan Agreement

Contract No. : GLSR-JK-201209-1

Borrower : Ganglian Finance Leasing Co., Ltd.

Lender : Hebei Shengrong Kaiyuan Auto Parts Co., Ltd.

Signing Date : September 24, 2012

Loan Amount : RMB20,000,000

Length of maturity : From September 24, 2012 to September 23, 2013

Use of Loan : Working Capital

Loan Interest : 6.60%

Date of Draft :September 24, 2012

Withdrawal Amount : RMB20,000,000

Payment Method : The principal shall be fully repaid with interest at the maturity date of the loan.

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Repayment Date :September 23, 2013